Exhibit 99.1

Earlier today, we became aware that an unauthorized third party illegally accessed the credentials of one of our vendors to the help desk platform that 2K uses to provide support to our customers. The unauthorized party sent a communication to certain players containing a malicious link. Please do not open any emails or click on any links that you receive from the 2K Games support account. If you have already clicked on this link, we recommend immediately taking the following steps out of an abundance of caution:

•	Reset any user account passwords stored in your web browser (e.g., Chrome AutoFill);

•

Enable multi-factor authentication (MFA) whenever available, especially on personal email, banking, and phone or internet provider accounts. If possible, avoid using MFA that relies on text message verification – using an authenticator app would be the most secure method;

•	Install and run a reputable anti-virus program;

•	Check your account settings to see if any forwarding rules have been added or changed on your personal email accounts.

Please note that 2K personnel will never ask you for your password or other personal information. Our support portal will remain offline while we continue to address this matter. We will issue a notice when you can resume interacting with official 2K help desk emails, and we will also follow-up with additional information as to how you can best protect yourself against any malicious activity.

We deeply apologize for any inconvenience and disruption that this matter may cause. We appreciate the ongoing support and understanding from our player communities.